Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 4,135,009 shares of common stock of NxStage Medical, Inc., issuable under the Company’s 1999 Stock Option and Grant Plan, 2005 Stock Incentive Plan and 2005 Employee Stock Purchase Plan, of our report dated July 15, 2005 (except for Note 14, as to which the date is September 15, 2005), with respect to the consolidated financial statements of NxStage Medical, Inc. for the year ended December 31, 2004, included in its Registration Statement (Form S-1), pertaining to the registration of 5,500,000 shares of common stock, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
December 7, 2005